EXHIBIT 99.1

For more information, contact: Kevin Eichner (314) 512 7207 Frank Sanfilippo (314) 725 5500 Melissa Sturges (816) 221 7500

ENTERPRISE FINANCIAL ANNOUNCES

BOARD LEADERSHIP SUCCESSION

Murphy, Benoist and Eichner Assume Top Board Roles

St. Louis, November 16, 2005 – Enterprise Financial Services Corp (NASDAQ: EFSC), the parent company of Enterprise Bank & Trust, announced today that James Murphy, Peter Benoist, and Kevin Eichner have been named to the top positions on its Board of Directors.  The moves were made in response to the previously announced plan by Paul J. McKee, Jr. to step down as the Company’s Chairman to devote more time to his other business interests.

Murphy was elected to the position of Lead Director and as Chairman of the Executive Committee.  He previously served as the Chairman of EFSC’s Nominating & Governance Committee, is a member of the Company’s Executive Committee and serves on its Wealth Management Board.  He will work closely with the Board’s two executive officers, Peter Benoist and Kevin Eichner, as EFSC continues its tradition of a three person leadership team at the top – a model which has served EFSC well through its eighteen year history.

In addition to Murphy’s appointment, Peter Benoist was named to the position of Chairman of Enterprise Financial.  Benoist will continue to operate as CEO of the Banking Division and to chair its Board.  Kevin Eichner, the Company’s President and CEO,  will continue to serve as the Company’s Vice Chairman.  He will continue to Chair EFSC’s Wealth Management Board.

“I am honored by the Board’s decision and look forward to working with Jim Murphy and Kevin Eichner as we continue to capitalize on the tremendous momentum that has been created under Paul McKee’s able leadership,” commented Benoist.

“The Board values the team approach to governance which has characterized its leadership since the Company’s founding,” said outgoing Chairman, Paul McKee.  “Jim Murphy is a significant shareholder and has been a great contributor since he joined us two years ago.  He will be a trusted advocate for all of our shareholders.  He enjoys a positive relationship with Kevin and Peter, and all of us believe he is an excellent choice for this role.”

McKee continued, “Peter Benoist has done an admirable job of leading the Company’s banking line of business over the past three years and is highly regarded in our community and within EFSC.  The Board and Kevin were eager to recognize his achievements and to elevate his role in the Company as a whole while establishing a solid board-level succession model.  While Peter still reports to Kevin, they will continue to manage the Company as partners – a model they both prefer – as they have for three very productive years,” he commented.

Murphy, Chairman of the Murphy Company, one of the largest mechanical contractors in the U.S., has had prior public company Board experience with Mark Twain Bancshares and its successor organizations before joining EFSC’s Board in 2003.  He is a major shareholder and former Chairman of the St. Louis Regional Business Council and is active in numerous other civic endeavors.

Eichner became President and CEO of Enterprise in July of 2002.  He has held the title of Vice Chairman since the Company was founded in 1988.  He commented, “I am very pleased with the appointments of Jim and Peter.  Paul McKee, Peter and I certainly made a good team, and Peter and I are equally confident that with Jim in the role of Lead Director we can continue our progress as a high performing organization.”

In the past three years, EFSC has generated a compounded annual growth rate in earnings per share of 26%.  EFSC’s stock price has risen from $9.25 per share in July of 2002 to $23.00 per share currently.  The Company has topped the billion dollar marks in both banking and trust assets and in February of 2005 listed its stock on NASDAQ’s national market.

The appointments are effective immediately.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals.  The Company’s stock is listed nationally on NASDAQ under the symbol EFSC.

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